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Exhibit (d)(1)


Name:_____________                                                 Date:________
SSN:______________

                          THE WILLIAMS COMPANIES, INC.
                               2002 INCENTIVE PLAN
                             STOCK OPTION AGREEMENT

This Stock Option Agreement ("Option Agreement") contains the terms of the Option granted to you on the date specified in the letter (the "Replacement Option Grant Letter") accompanying this Option Agreement. Other terms are in the Replacement Option Grant Letter and the Plan.

   1. Stock Options. Subject to the terms of The Williams Companies, Inc. 2002 Incentive Plan or any successor plan, including any supplements or amendments to it (the "Plan"), you have been granted the right to purchase from the Company the number of shares of the Company's Common Stock, par value $1 per share (the "Shares") shown in the Replacement Option Grant Letter. Your Option is exercisable in whole or in part at the Option Price set forth in the Replacement Option Grant Letter only at such times and during such periods as set forth in this Option Agreement, the Replacement Option Grant Letter, and the Plan.

   2. Incorporation of Plan. The Plan applies as though it were included in this Option Agreement. Any capitalized word has a special meaning, which can be found either in the Plan, in this Option Agreement, or in the Replacement Option Grant Letter. You agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under the Plan, the Replacement Option Grant Letter or this Option Agreement.

   3. Exercise and Payment. Except as otherwise provided in this Option Agreement or in the Replacement Option Grant Letter, you may exercise vested Options by providing notification in a form acceptable to the Company that you have elected to exercise this Option in whole or in part, showing the number of Shares for which the Option is being exercised, and providing payment in full for the Option Price.

   You must pay the Option Price in full by any one or more of the following methods, subject to approval of the Committee, (i) in cash by a broker-dealer to whom you have submitted an irrevocable exercise notice consisting of an irrevocable instruction to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the Option Price; (ii) in cash, by check or wire transfer; (iii) in Mature Shares valued at their Fair Market Value on the date of exercise; (iv) subject to restrictions established by the Committee, in Restricted Shares you have held for at least six months prior to the exercise of the Option, valued at their Fair Market Value on the date of exercise; or (v) in any combination of the above methods. Certificates for any Shares used to pay the Option Price must be attested to in writing to the Company or delivered to the Company in negotiable form, duly endorsed in blank or with separate stock powers attached, and must be free and clear of all liens, encumbrances, claims and any other charges thereon of any kind.

   4. Tax Withholding. Whenever any Options are exercised under the terms of this Option Agreement, the Company will not deliver your Shares unless you remit or, in appropriate cases, agree to remit when due the minimum amount necessary to satisfy all of the Company's federal, state and local withholding tax requirements relating to your Option or the Shares. The Committee may require you to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash payment; (ii) withholding from compensation otherwise payable to you; (iii) authorizing the Company to withhold from the Shares otherwise deliverable to you as a result of the exercise of an Option, a number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (iv) delivering to the Company unencumbered Mature Shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation. The Committee may approve delivery to the Company of Mature Shares up to the total amount of your tax liability with respect to the exercise of the Option.
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   5. Rights in the Event of Termination of Service.

      (i) Rights in the Event of Termination of Service. If your service with the Company and its Affiliates is terminated for any reason other than death, retirement, Disability or termination for cause as defined below, the Option, to the extent vested on the date of your termination, will remain exercisable for six months from the date of such termination (but may not be exercised later than the last day of the original Option Term).

      (ii) Rights in the Event of Death. If you die while in the service of the Company and its Affiliates, your Option will immediately vest and the Option shall remain exercisable for a period of five years from the date of your death (but may not be exercised later than the last day of the original Option Term) by the person who becomes entitled to exercise your Option after your death (whether by will or by the laws of descent and distribution, or by means of a written beneficiary designation you filed with the Stock Administration Department before your death).

      (iii) Rights in the Event of Retirement or Disability. If your service with the Company and its Affiliates is terminated for retirement (as defined in the Company's pension plan) or Disability, your Option will immediately vest and the Option shall remain exercisable for five years from the date of your termination (but may not be exercised later than the last day of the original Option Term). "Disability" means (i) if the option is an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and (ii) if the Option is not an Incentive Stock Option, "Disability" as defined in the Company's long-term disability plan in which you participate or are eligible to participate, as determined by the Committee.

      (iv) Rights in the Event of Termination for Cause. If your service is terminated for cause as defined in the Plan below, any Option exercisable on or before such termination shall remain exercisable for a period of 30 days from the date of such termination (but may not be exercised later than the last day of the original Option Term). As of the date of this Agreement, the Plan defines Termination for cause as (i) your willful failure to substantially perform your duties, other than any such failure resulting from a Disability; or (ii) your gross negligence or willful misconduct which results in a significantly adverse effect upon the Company or an Affiliate; or (iii) your willful violation or disregard of the Company's or an Affiliate's code of business conduct or other published policy of the Company or an Affiliate; or (iv) your conviction of a crime involving an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company or an Affiliate. The Company may change the definition of cause under the Plan at any time.

   6. Notices. All notices to the Company or to the Committee must be in writing and delivered by hand or by mail, addressed to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices become effective upon their receipt by the Company if delivered as described in this section.

   7. Incentive Stock Option. If this Option has been designated by the Committee as an Incentive Stock Option in the Replacement Option Grant Letter, it will be treated as an Incentive Stock Option. However, to the extent that it fails to qualify as an Incentive Stock Option, it will be treated as a nonstatutory option. If you sell, transfer or otherwise dispose of Shares purchased pursuant to the exercise of an Incentive Stock Option within two years after the Grant Date or within one year after you exercised the Option, whichever is later (including a disposition to pay the Option Price of this Option or another Option, or to satisfy tax withholding obligations), you must notify the Company in writing of the sale, transfer or other disposition within 10 days of the sale, transfer or other disposition, and you must remit to the Company (or authorize the Company to withhold from other sources) any amount the Company may determine to be necessary to satisfy applicable federal, state, local or foreign withholding, income or other tax withholding obligations with respect to the disposition.

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   8. Securities Law Compliance. The Company may, without liability for its good faith actions, place legend restrictions upon Shares obtained by exercising the option and issue "stop transfer" instructions requiring compliance with applicable securities laws and the terms of the option.

   9. No Right to Employment or Service. Nothing in the Replacement Option Grant Letter, the Option Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company and/or Affiliate.

   10. Tax Consultation. Your signature on the Option Agreement means, that you understand you will incur tax consequences as a result of purchase or disposition of the Shares. You agree to consult with any tax consultants you think advisable in connection with the purchase of the Shares and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.

                                                    The Williams Companies, Inc.




                                                    ----------------------------
                                                    Steven J. Malcolm

                                                    Chairman, President and CEO

Grantee:

I hereby accept the terms and conditions

of this Stock Option Agreement:



---------------------------------------

Signature

Dated this ______day of ________, 200__.


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